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                                                                 EXHIBIT (d)(27)

                  FORM OF INTERIM INVESTMENT ADVISORY AGREEMENT

      AGREEMENT made this 17th day of October, 2007 by and between ASTON FUNDS , a Delaware statutory trust (the "Trust") on behalf of each series of the Trust set forth on Schedule A hereto as may be amended from time to time (each individually, a "Fund" and collectively, the "Funds") and ABN AMRO ASSET MANAGEMENT, INC. , an Illinois corporation (the "Adviser").

      WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company; and

      WHEREAS, the Trust wishes to retain the Adviser to render investment advisory services to each Fund, and the Adviser is willing to furnish such services to each Fund.

      NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed between the Trust and the Adviser as follows:

      1. APPOINTMENT. The Trust hereby appoints the Adviser to act as investment adviser to each Fund for the periods and on the terms set forth in this Agreement. The Adviser accepts such appointment and agrees to furnish the services herein set forth, for the compensation herein provided.

      2. DUTIES OF ADVISER. As investment adviser, the Adviser shall: (i) manage the investment and reinvestment of the assets of each Fund, (ii) continuously review, supervise and administer the investment program of each Fund, (iii) determine in its discretion, the assets to be held uninvested, (iv) provide the Trust with records concerning the Adviser's activities which are required to be maintained by the Trust and (v) render regular reports to the Trust's officers and

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Board of Trustees concerning the Adviser's discharge of the foregoing responsibilities. The Adviser shall discharge the foregoing responsibilities subject to the oversight of the officers and the Board of Trustees of the Trust and in compliance with the objectives, policies and limitations set forth in each Fund's then effective prospectus and statement of additional information. The Adviser accepts such employment and agrees to render such services and to provide, at its own expense, the office space, furnishings, equipment and the personnel required by it to perform such services on the terms and for the compensation provided herein.

      3. PORTFOLIO TRANSACTIONS. The Adviser shall select and monitor the selection of the brokers or dealers that will execute the purchases and sales of securities for the Funds and is directed to use its best efforts to ensure that the best available price and most favorable execution of securities transactions for the Funds are obtained. Subject to policies established by the Board of Trustees of the Trust and communicated to the Adviser, it is understood that the Adviser will not be deemed to have acted unlawfully, or to have breached a fiduciary duty to the Trust or in respect of a Fund, or be in breach of any obligation owing to the Trust or in respect of a Fund under this Agreement, or otherwise, solely by reason of its having caused a Fund to pay a member of a securities exchange, a broker or a dealer a commission for effecting a securities transaction for the Fund in excess of the amount of commission another member of an exchange, broker or dealer would have charged if the Adviser determines in good faith that the commission paid was reasonable in relation to the brokerage or research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934 and interpretive guidance issued by the Securities and Exchange Commission (the "SEC") thereunder) provided by such member, broker or dealer, viewed in terms of that particular transaction or the Adviser's overall responsibilities with respect to the accounts, including the Funds, as to which it exercises investment discretion.

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The Adviser will promptly communicate to the officers and Trustees of the Trust such information relating to Fund transactions as they may reasonably request.

      4. COMPENSATION OF THE ADVISER.

            (a) For the services to be rendered by the Adviser as provided in
Section 2 and 3 of this Agreement, each Fund shall pay to the Adviser within five business days after the end of each calendar month a monthly fee of one-twelfth the annual rate set forth opposite such Fund's name on Schedule B hereto based on such Fund's average daily net assets for that month. For the purposes of this Agreement, each Fund's "net assets" shall be determined as provided in a Fund's then effective prospectus and statement of additional information. In the event of termination of this Agreement for a given Fund, the fee provided in this Section 4 shall be paid on a pro-rata basis, based on the number of days during which this Agreement was in effect for that Fund.

            (b) The compensation earned by the Adviser under this Agreement shall be held in an interest-bearing escrow account with the Trust's custodian or a bank. If a majority of the outstanding voting securities (as defined in the 1940 Act) of each Fund approve an investment advisory agreement with the Adviser within 150 days of the day and year first written above, the amount in the escrow account (including interest thereon) shall be paid to the Adviser. If a majority of the outstanding voting securities (as defined in the 1940 Act) of each Fund do not approve an investment advisory agreement with the Adviser within 150 days of the day and year first written above, the Adviser shall be paid, out of the escrow account, the lesser of (i) any costs incurred by the Adviser in performing this Agreement (plus interest earned on that amount while in escrow) or (ii) the total amount in the escrow account (plus interest earned).

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      5. REPORTS. The Trust and the Adviser agree to furnish to each other such information regarding their operations with regard to their affairs as each may reasonably request.

      6. STATUS OF ADVISER. The services of the Adviser to the Funds are not to be deemed exclusive, and the Adviser shall be free to render similar services to others so long as its services to the Funds are not impaired thereby.

      7. LIABILITY OF ADVISER. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard by the Adviser of its obligations and duties hereunder, the Adviser shall not be subject to any liability whatsoever to a Fund, or to any shareholder of a Fund, for any error of judgment, mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder including, without limitation, for any losses that may be sustained in connection with the purchase, holding, redemption or sale of any security on behalf of a Fund.

      8. DURATION AND TERMINATION. The term of this Agreement shall commence with respect to a Fund on the date set forth opposite such Fund's name as set forth on Schedule A hereto (the "Effective Date"), provided that this Agreement is first approved by the Board of Trustees of the Trust, including a majority of those Trustees who are not parties to this Agreement or interested persons of any party hereto, in the manner provided in Section 15(c) of the 1940 Act and shall continue in effect with respect to a Fund until the earlier of : (i) 150 days from the Effective Date or (ii) a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund approve an advisory agreement between the Adviser and the Trust, on behalf of the Fund. Notwithstanding the foregoing, this Agreement may be terminated with

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respect to all or any of the Funds: (a) at any time without penalty upon the vote of a majority of the Trustees or by vote of the majority of a Fund's outstanding voting securities, upon ten (10) days' written notice to the Adviser or (b) by the Adviser at any time without penalty, upon sixty (60) days' written notice to the applicable Fund or Funds. This Agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act). Any notice under this Agreement shall be given in writing, addressed and delivered or mailed postpaid, to the other party at the principal office of such party.

      As used in this Section 8, the terms "assignment", "interested person" and "a vote of a majority of the outstanding voting securities" shall have the respective meanings set forth in Section 2(a)(4), Section 2(a)(19) and Section 2(a)(42) of the 1940 Act and Rule 18f-2 thereunder subject to such exemptions as may be granted by the SEC by any rule, regulation, order or interpretative guidance.

      9. SEVERABILITY. If any provisions of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

      10. AMENDMENTS. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective until approved by an affirmative vote of (i) a majority of the outstanding voting securities of the Fund and (ii) a majority of the Trustees, including a majority of the Trustees who are not interested persons of any party to this Agreement, cast in person at a

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meeting called for the purpose of voting on such approval, if such approval is required by applicable law.

                [THE REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

ATTEST                                 ASTON FUNDS on behalf of the series as
                                       set forth in Schedule A

__________________________             By:______________________________________

                                       Title: __________________________________

ATTEST                                 ABN AMRO ASSET MANAGEMENT, INC.

__________________________             By:______________________________________

                                       Title: __________________________________

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                                   SCHEDULE A

FUND                                                             EFFECTIVE DATE
-------------------------------------------------               ----------------
Aston/ABN AMRO Investor Money Market Fund                       October 17, 2007
ABN AMRO Government Money Market Fund                           October 17, 2007
ABN AMRO Institutional Prime Money Market Fund                  October 17, 2007
ABN AMRO Money Market Fund                                      October 17, 2007
ABN AMRO Tax Exempt Money Market Fund                           October 17, 2007
ABN AMRO Treasury Money Market Fund                             October 17, 2007

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                                   SCHEDULE B

FUND                                                                                 ANNUAL FEE RATE
------------------------------------------------                      --------------------------------------------
Aston/ABN AMRO Investor Money Market Fund                             0.40% of the Fund's average daily net assets
ABN AMRO Government Money Market Fund                                 0.20% of the Fund's average daily net assets
ABN AMRO Institutional Prime Money Market Fund                        0.10% of the Fund's average daily net assets
ABN AMRO Money Market Fund                                            0.35% of the Fund's average daily net assets
ABN AMRO Tax Exempt Money Market Fund                                 0.35% of the Fund's average daily net assets
ABN AMRO Treasury Money Market Fund                                   0.35% of the Fund's average daily net assets